Exhibit 23(p)(viii)

                            HIRAYAMA INVESTMENTS, LLC
                           WHV AFFILIATED SUB-ADVISER










                       CODE OF ETHICS AND BUSINESS CONDUCT
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                                TABLE OF CONTENTS

                                                                            PAGE

I.       INTRODUCTION..........................................................1

II.      GENERAL POLICIES......................................................1

III.     CONFLICTS OF INTEREST.................................................2

         A.       General Statement............................................2
         B.       Gifts, Gratuities and Favors.................................3
         C.       Outside Employment...........................................5
         D.       Outside Directorships........................................5
         E.       Fiduciary Appointments.......................................6

IV.      INSIDER TRADING.......................................................6

         A.       General Statement............................................6
         B.       Definitions..................................................7
         C.       Relationships with Clients...................................7
         D.       Paid Research Providers......................................7
         E.       Additional Restrictions......................................8
         F.       Resolving Issues Concerning Insider Trading..................8

V.       PERSONAL SECURITIES TRADING...........................................8

         A.       General Statement............................................8
         B.       Access Persons...............................................8
         C.       Reportable Securities.......................................10
         D.       Beneficial Interest.........................................10
         E.       Control.....................................................11
         F.       Pre-Clearance Procedures....................................12
         G.       Restrictions and Limitations................................13
         H.       Trade Confirmations.........................................14
         I.       Reporting...................................................14
         J.       Violations..................................................15

VI.      CONFIDENTIAL INFORMATION.............................................15

         A.       General Statement...........................................15
         B.       Corporate Information.......................................16
         C.       Client Information..........................................16
         D.       Client Accounts.............................................16

VII.     DISHONEST AND FRAUDULENT ACTS, CRIMINAL OFFENSES.....................16

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                                                                            PAGE

VIII.    PERSONAL ACTIVITIES..................................................16

         A.       Use of Firm Reputation......................................16
         B.       Use of Firm Supplies, Telephone Service and Time............16
         C.       Personal Finances...........................................17
         D.       Loans to Co-Workers.........................................17
         E.       Borrowing from Clients or Suppliers.........................17
         F.       Legal and Tax Advice........................................17
         G.       Referral of Client to Professional Services.................17
         H.       Speeches and Publications...................................17
         I.       Relationships with Competitors..............................18

IX.      POLITICAL ACTIVITIES.................................................18


X.       VIOLATIONS AND WHISTLEBLOWER PROTECTION..............................18

APPENDIX:  GUIDING PRINCIPLES................................................A-1

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                            HIRAYAMA INVESTMENTS, LLC

                                 CODE OF ETHICS

                                       AND

                                BUSINESS CONDUCT


STATEMENT OF ETHICS AND FIDUCIARY OBLIGATION

HIRAYAMA INVESTMENTS, LLC ("HIRAYAMA INVESTMENTS," THE "FIRM," "WE" OR "OUR") IS COMMITTED TO INTEGRITY AND THE ACHIEVEMENT OF EXCELLENCE IN THE CONDUCT OF ITS BUSINESS. THIS EXTENDS TO ALL DEALINGS WITH THE PUBLIC, CLIENTS, PROSPECTS AND EMPLOYEES.

HIRAYAMA INVESTMENTS IS A FIDUCIARY TO ITS CLIENTS. FIRM EMPLOYEES THEREFORE HAVE AN AFFIRMATIVE DUTY TO ACT WITH INTEGRITY, COMPETENCE AND CARE IN THE BEST INTERESTS OF ITS CLIENTS. ANY CONFLICT OF INTERESTS BETWEEN THE FIRM OR ITS EMPLOYEES AND ITS CLIENTS WILL BE RESOLVED IN THE BEST INTERESTS OF ITS CLIENTS.

I.       INTRODUCTION

                  Hirayama Investments has earned a reputation for integrity and excellence in providing investment management services to its clients. Hirayama Investments values that reputation and is proud that the firm is known for high standards of conduct.

                  Maintaining a reputation for integrity in the conduct of business can be a special challenge. We serve the interests of our clients, employees and the communities in which we serve. This requires that we at all times attempt to avoid potential conflicts of interest and that we conduct our business and personal affairs with the highest ethical standards in order to merit the continued trust and confidence of our clients and the public.

                  The Hirayama Investments' Code of Ethics and Business Conduct (the "Code") reflects the firm's expectations of appropriate ethical conduct by employees and is in accordance with the commitments expressed in the Guiding Principles of Hirayama Investments as described in the Appendix.

                  This Code has been established to provide employees of Hirayama Investments with guidance and specific standards of conduct for situations where violations, inadvertent or otherwise, may occur in the day-to-day conduct of business. The Code applies to all employees of Hirayama Investments. Every employee is required to sign an acknowledgement of receipt and understanding of this Code as well as any subsequent amendments.

II.      GENERAL POLICIES

         o The business affairs of the firm shall be conducted in compliance with all statutes, rules and regulations of such governmental authorities that have jurisdiction over the firm's operations.
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         o  All employees are required to comply with applicable federal securities laws, including Rule 204A-1 under the Investment Advisers Act of 1940. In addition, Hirayama Investments employees who are Fund Access Persons (defined below) must abide by Rule 17j-1 under the Investment Company Act of 1940.

         o The use of the firm's assets for any unlawful or improper purpose is prohibited.

         o No undisclosed or unrecorded fund or asset of the firm shall be established for any purpose.

         o No false or artificial entries shall be made in the books and records of the firm for any reason.

         o No payment on behalf of the firm shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

         o All employees of the firm shall be responsible for the enforcement of and compliance with these policies including necessary distribution by supervisors to their staff to ensure employee knowledge and compliance.

         o The Code cannot cover every possible situation or area of employee conduct. Any employee who is unsure about the propriety of a course of conduct, not clearly covered in the Code, must discuss the matter with his or her immediate supervisor. If any questions remain, then he or she should discuss the matter with the Chief Compliance Officer ("CCO") of the firm.

         o Employees are responsible for adherence to these standards. Supervisors must ensure that employees subject to their supervision are familiar with these policies.

         o The firm is dependent on client and investor confidence. We must therefore conduct our business according to the highest ethical standards, always striving to avoid even the appearance of impropriety.

III.     CONFLICTS OF INTEREST

         A. GENERAL STATEMENT

            A conflict of interest occurs when a situation benefits the employee's own personal interests at the expense of the firm or its clients. Employees must avoid situations whereby their personal interests conflict with, or appear to conflict with, the interests of the firm or its clients.

            Employees should know that under no circumstances is it proper to use one's position with the firm, directly or indirectly, for private gain, to advance personal interest or to obtain favors or benefits for oneself, a family member or any other person.

            All employees must notify the CCO promptly if they become aware of any practice that arguably involves Hirayama Investments in a conflict of interest with any of its clients, individuals or entities with which Hirayama Investments conducts business. (Employees reporting any potential conflicts of interest to the CCO are fully protected by Hirayama Investments' "Whistleblower" provision described in detail below.)

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         B. GIFTS, GRATUITIES AND FAVORS

            1. General Rule

            Bribes and kickbacks of any kind are prohibited. Employees should never solicit gifts and subject to the limited exceptions set forth below, unsolicited gifts, gratuities or favors from clients or suppliers for personal or family use or for the use of friends are also prohibited.

            The following incomplete list is illustrative:

            o   Gifts or use of equipment or gift certificates
            o   Free transportation, meals or lodging
            o   Free services
            o   Lavish or repetitive entertainment
            o   Discounts or advantageous prices on personal purchases

            2. Gifts Given in Exchange for Services

            Gifts, gratuities or favors of any kind offered in exchange for the performance of business activities of the firm are prohibited.

            3. Gifts by Wills or Trusts

            Any gifts to employees made in wills or trusts by clients or suppliers who are not related to the employee must be reported to the Managing Member or CCO of the firm as soon as the employee is informed. The Managing Member or CCO will then review the reasons behind the gift for any possible impropriety on the part of the employee. Whether or not an employee can accept the gift will depend on individual circumstances.

            4. Purchasing Activities and Offers of Gifts

            Those employees involved in purchasing services or materials for the firm should take special precautions to avoid conflicts of interest. In all cases, any gift or offer of a gift that has any connection, however remote, with the employee's purchasing activities with the firm shall immediately be reported to his or her immediate supervisor.

            5. Limited Exceptions to Prohibition Against Gifts

            Gifts should never be solicited by an employee and unsolicited gifts, even of nominal value, generally should not be accepted from clients or suppliers. However, there is a need for flexibility in this area to accommodate business customs. There must never be a question of an employee's objectivity in the minds of others. Any gift should be declined which, if accepted, would raise even the slightest question of improper influence.

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            ACCEPTANCE OF GIFTS MAY BE APPROPRIATE IN THE FOLLOWING SITUATIONS:

            o Gifts of nominal value (not to exceed U.S. $100) given at Christmas, other holidays or special occasions which represent expressions of friendship or goodwill,

            o Reasonable entertainment and meals, with present or prospective clients and suppliers when the return of the expenditure on a comparable basis is likely to occur and would be properly chargeable as a business expense,

            o Unsolicited advertising or promotional material, such as, pens, calendars, etc. of a value not exceeding U.S. $50,

            o Awards given by charitable, educational, civic or religious organizations for meritorious contributions or service,

            o Honorariums received by an employee for publications, public speaking appearances, instructing courses, etc., and

            o Gifts or bequests based upon relationships involving the employee's family when the circumstances make it clear that it is those relationships rather than the business of the firm that are the motivating factors.

            If the circumstances surrounding a prohibited gift are such that rejection or return of a gift would cause embarrassment or potentially damage friendly relations between a client and the firm, the gift and its estimated value should be reported in writing to the Managing Member or CCO of the firm who may require that the gift be donated to charity.

            All cash gifts are prohibited and must be politely, yet firmly, returned to the donor.

            Any employee with questions concerning the propriety of accepting a particular gift should direct them to the Managing Member or CCO of the firm.

            6. Gifts and Entertainment Provided by Employees

            Gifts or favors by employees of nominal value (not to exceed U.S. $100) are acceptable to the extent that they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, involve no element of concealment and do not violate applicable laws and regulations. Gifts given to clients, suppliers or potential clients or suppliers must be approved by an officer authorized to approve business expense claims.

            Entertainment which is reasonable and appropriate for the circumstances is an accepted practice to the extent that it is necessary to achieve the business purpose of Hirayama Investments. Lavish entertainment is not deductible for tax purposes and is prohibited.

                                      -4-
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            7. Political Contributions

            Contributions by Hirayama Investments employees to political candidates and/or organizations are allowed unless prohibited by client contract. However, such political contributions cannot be made in exchange for business or appear to be made in exchange for new business. "Pay for Play" is prohibited under this Code.

         C. OUTSIDE EMPLOYMENT

            Employees are discouraged from accepting outside employment, including consulting, which might subject the firm and the employee to criticism or adverse publicity, affect the employee's ability to perform in a competent manner or create the appearance of an impropriety.

            Before accepting outside employment, employees should be certain that the employment will not:

            o   Interfere or conflict with the interests of the firm,
            o   Be in competition with the firm,
            o Encroach upon regular work hours and duties or affect the employee's physical or mental abilities to carry out regular work, or
            o   Involve the use of firm equipment, supplies or facilities.

            As a general rule, employees are prohibited from accepting outside employment in a professional capacity (e.g., as a lawyer, accountant, appraiser, etc.). Exceptions must be approved by the Managing Member or CCO of the firm.

            D. OUTSIDE DIRECTORSHIPS

            1. General Statement

            When an employee of the firm is appointed to the Board of Directors of a corporation not affiliated with the firm, the relationship typically involves the use of the firm's name or the employee's corporate title with the firm. This can create the appearance of an endorsement by the firm of the financial responsibility, integrity and/or business practices of the other corporation. Serving as a director of such outside non-affiliated corporations also often involves a considerable expenditure of time by the employee. The employee serving as a director must accept a potential personal liability for his or her actions with the outside corporation.

            Subject to the exceptions set forth below, an employee must have the approval of the Managing Member or CCO of the firm before agreeing to serve as a director of an outside non-affiliated corporation.

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            2. Exceptions

            o Local Nonprofit Organizations

            Where service on the board of a school, charity, church, trade organization, club, professional organization or similar association is involved, and is on the employee's own time, the employee generally need not obtain approval. However, if an appreciable amount of firm time is involved, the employee should obtain the approval of his or her immediate supervisor.

            o Closely Held Family Corporations, Co-Operatives and Condominiums

            When the employee is an owner of a closely held family corporation, co-operative or condominium unit, or the like, the employee should consult with his or her immediate supervisor. In instances where no public aspect is normally involved, every effort will be made to accommodate the employee's request.

            o Interests in Closely Held Corporations held in Estates and Trusts

            In all cases, when an employee is a director or is serving in a similar capacity for an outside corporation, special precautions should be taken to avoid potential conflict of interest situations between the outside corporation and the firm.

         E. FIDUCIARY APPOINTMENTS

            Employees preferably should not accept fiduciary (including co-fiduciary) appointments, such as executor, administrator, guardian, trustee, custodian under gifts to minors act, attorney in fact, or agent, except when there is a strong personal or family reason for doing so.

            Except where relatives are involved, if an employee wishes to accept a fiduciary appointment, the prior approval of the Managing Member or CCO of the firm must be obtained.

            Employees of Hirayama Investments may be prohibited by law from accepting fees when serving as co-fiduciary with Hirayama Investments.

IV.      INSIDER TRADING

         A. GENERAL STATEMENT

            Hirayama Investments prohibits all employees from trading in their accounts or in accounts under their direct or indirect control (see discussion below regarding beneficial interest), either personally or on behalf of others, while in possession of material, nonpublic information. This includes trading in accounts managed on behalf of Hirayama Investments' clients. Further, Hirayama Investments prohibits all employees from communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as "Insider Trading."

                                      -6-
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            While Insider Trading is not specifically defined in federal securities laws, the term has been interpreted by courts to including the following activities:

            o Trading by an insider, while in possession of material, nonpublic information,

            o Trading by non-insider, while in possession of material, nonpublic information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential, and

            o Communicating material, nonpublic information to others.

            The misuse of material, nonpublic information applies to all types of securities including equity, debt, commercial paper, government securities and options.

         B. DEFINITIONS

            1. Material Information

            Material information is generally understood to be information that would move the price of a security if it were known to the investing public. Examples include, but are not limited to, dividend announcements, liquidity issues, information regarding mergers and acquisitions and new product or services announcements.

            2. Nonpublic Information

            Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

         C. RELATIONSHIPS WITH CLIENTS

            Hirayama Investments may have clients who hold positions at publicly traded companies who are in possession of material, nonpublic information about their companies. In managing such individuals' accounts, Hirayama Investments employees must be aware that any information divulged by the client about his or her company could potentially be material, nonpublic information as defined above. Hirayama Investments employees must not act on such information and must immediately inform the CCO to determine the proper course of action if they believe that a firm client has divulged material, nonpublic information.

         D. PAID RESEARCH PROVIDERS

            Hirayama Investments compensates third-parties for investment research. Portfolio Managers and Analysts must pay particular attention to the type of information conveyed by such sources. In the event that Portfolio Managers and Analysts suspect the receipt of material, nonpublic information, they must not act on it and must immediately inform the CCO determine the appropriate course of action.

                                      -7-
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         E. ADDITIONAL RESTRICTIONS

            While the above generally refers to Insider Trading as the term is commonly interpreted with respect to the misuse of material, nonpublic information regarding individual securities, this Code also prohibits the misuse of all information regarding Hirayama Investments' client accounts and firm activities. Hirayama Investments employees must not disclose or misuse for personal economic gain any confidential information regarding the trading or holdings of client accounts and/or Hirayama Investments' investment strategies.

         F. RESOLVING ISSUES CONCERNING INSIDER TRADING

            Any employee who believes he or she has material, nonpublic information, should take the following steps:

            o Report the matter immediately to the CCO,

            o Refrain from purchasing or selling the securities on behalf of himself or herself or others including accounts managed by Hirayama Investments, and

            o Refrain from communicating the information inside or outside of
              Hirayama Investments, other than to the CCO.

V.       PERSONAL SECURITIES TRADING

         A. GENERAL STATEMENT

            Access persons (defined below) should not engage in investment transactions in any account holding reportable securities (defined below) in which they have direct or indirect control or a beneficial interest (defined below) that would create, or give the appearance of creating, a conflict of interest between the employee and the firm or between the employee and any client.

            Employee trading is governed by restrictions and reporting requirements pursuant to the applicable regulations imposed by the Securities and Exchange Commission ("SEC") including rules on front running and insider trading.

         B. ACCESS PERSONS

            Access persons are those who have access to nonpublic information regarding the firm's purchases and sales of securities for client accounts, are involved in making securities recommendations to clients or have access to such nonpublic recommendations.

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            1. Outside Directors

            Rule 204A-1 under the Investment Advisers Act of 1940 contains a presumption that, if the firm's primary business is providing investment advice, then all of its directors, officers and partners are access persons. To rebut this presumption regarding outside directors, Hirayama Investments has restricted its Outside Directors' access and activities such that:

               o Outside directors have no access to nonpublic information regarding clients' purchases or sales of securities.

               o Outside directors have no access to nonpublic information about the portfolio holdings of any registered investment companies (mutual funds) for which Hirayama Investments serves as adviser or sub-adviser.

               o Outside directors are not involved in making securities recommendations to clients.

               o Outside directors do not have access to Hirayama Investments' investment recommendations before they become public.

            To ensure that these restrictions are effective, Hirayama Investments prohibits:

               o Outside directors from having any access the firm's records, such as file cabinets or computer systems,

               o Employees from disclosing any investment recommendations to outside directors at any time,

               o Employees from providing outside directors with any reports containing nonpublic information about client transactions or holdings or Hirayama Investments' investment recommendations, and

               o Discussions regarding specific client transactions or holdings or Hirayama Investments' investment recommendations at board meetings.

            2. Hirayama Investments Employees

            All permanent and temporary-to-hire candidates of Hirayama Investments are access persons. Hirayama Investments does not restrict information regarding the firm's purchases and sales of securities for client accounts or access to nonpublic investment recommendations. Therefore, all permanent employees and temporary-to-hire candidates are subject to the provisions regarding pre-clearance and reporting of personal securities transactions (as discussed below).

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            Whether a temporary employee (one with a definite assignment duration) or a consultant is an access person will be determined on a case-by-case basis by the CCO. If the temporary employee or consultant is deemed to have access to information regarding the firm's purchases and sales of securities for client accounts or access to nonpublic investment recommendations, he or she will be required to follow the provisions of this Code in a similar manner as all other Hirayama Investments access persons. If there is no such access, the temporary employee or consultant will be required to sign a Confidentiality Agreement that will restrict the use of any information acquired during an assignment at Hirayama Investments for personal benefit.

            3. Fund Access Persons (Under the Investment Company Act of 1940)

            Fund access persons are a specific subset of access persons who make, participate in or obtain information regarding the purchase and sale of securities for Hirayama Investments' registered investment company clients (i.e. mutual funds) or whose functions relate to the making of any recommendations for such transactions.

         C. REPORTABLE SECURITIES

            Reportable securities generally include, but are not limited to, stocks, bonds (including state and local municipal bonds), United States agency obligations (i.e. Fannie Mae, Freddie Mac, etc.), exchange traded funds (ETFs), closed-end funds, options and warrants.

            The following securities are NOT REPORTABLE under Rule 204A-l:

            o Direct obligations of the government of the United States,

            o Money market instruments -- bankers' acceptances, bank
              certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments,

            o Money market funds,

            o Open-end mutual funds unless Hirayama Investments acts as an investment adviser to the fund, and

            o Unit investment trusts.

         D. BENEFICIAL INTEREST

            Employees are considered to have a beneficial interest in securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

            The following examples are instances where an employee has a beneficial interest in the securities held by the various accounts. This list is not all inclusive and Hirayama Investments employees unsure about whether a particular account should be disclosed under this Code have an affirmative duty to contact Hirayama Investments' Compliance Department for clarification.

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            1. Accounts of Members of the Same Household

            A Hirayama Investments employee is presumed to have a beneficial interest in any account of an immediate family member living in the same household. Immediate family members include any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included. The presumption is rebuttable with proper documentation.

            2. Accounts of Partnerships, Corporations and LLCs

            If a general partnership owns accounts that contain reportable securities (defined in detail above), all general partners have beneficial interests in the securities held by the general partnership. For accounts held by limited partnerships, general partners, but not limited partners, have beneficial interests held by the limited partnership. For accounts held by corporations and LLCs, only controlling shareholders or members and persons exercising investment control over the securities held in the corporation or LLC's investment accounts are deemed to have beneficial interests in such accounts.

            3. Accounts of Trusts

            A settlor of a trust that retains the ability to revoke or change the terms of the trust retains a beneficial interest in any reportable securities held by the trust. Remainder persons (i.e. beneficiaries) that are currently entitled to income derived from trust assets (i.e. dividends from stocks or interest from bonds) also have a beneficial interest in the trust's reportable securities. Beneficiaries that do not have rights under the terms of the trust until a future event (i.e. death of the settlor) do not have any beneficial interest in the trusts assets until the subsequent event occurs. Upon such occurrence, the beneficiary will acquire a beneficial interest in the trusts assets per the terms of the trust.

         E. CONTROL

            Accounts where a Hirayama Investments employee has been given discretionary authority to make securities trades on behalf of the account owner are deemed under the control of the Hirayama Investments employee. Such accounts are reportable under this Code.

            A WHV employee may relinquish control over a personal account by giving another person full discretionary authority to trade such account on their behalf. Such accounts must be disclosed to Hirayama Investments' Compliance Department. Once disclosed and the Compliance Department has determined that the Hirayama Investments employee in fact has no control over the account, no further reporting is required.

            A trustee or co-trustee is assumed to have control over trust assets and therefore accounts owned by the trust containing reportable securities are covered under this Code. A successor trustee that has no current power to affect trust assets does not have to report the trust accounts until his or her status changes to trustee or co-trustee.

            Other fiduciaries, including but not limited to, executors, administrators, custodians, attorneys-in-fact and agents, are assumed to have control the assets of the person or entity for which they serve as fiduciaries. Such accounts containing reportable securities are covered under this Code. The presumption of control may be rebutted upon presentation of documentation to the Compliance Department.

         F. PRE-CLEARANCE PROCEDURES

            Trading by access persons in the accounts described above must be pre-approved by a member of Hirayama Investments' Compliance Department or alternatively by either the firm's Head Equity Trader or designee. Members of the firm's Compliance Department, including the CCO, may not approve their own personal trades.

            Before requesting pre-approval to trade in an account, the access person should first check the firm's restricted list (defined below) to determine that the security is not restricted. When planning a purchase or sale of a security for any employee account, the employee should consider if the transaction would be suitable for any client account. Client accounts must be given priority.

            Thereafter, the request must be filed by e-mail and contain the following information: buy or sell, name of the security, security trading symbol or CUSIP number and number of shares or par value. Upon approval or denial, the access person will be notified by e-mail. Approvals for personal trades are good for the current trading day only. Therefore, limit orders must be day limit orders only.

            Transactions that do not need pre-approval are:

            o Trades made through automatic investment plans,

            o Purchases effected upon the exercise of rights created by an issuer pro rata to holders of a class of its securities,

            o Acquisition of securities through stock dividends, dividend investments, stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations,

            o Open-end investment company shares (i.e. mutual funds) other than shares of investment companies advised or sub-advised by Hirayama Investments,

            o Municipal bonds,

            o Futures and options on currencies or a broad based securities index, and

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         G. RESTRICTIONS AND LIMITATIONS

            1. Initial Public Offerings

            All access persons are prohibited from participating in initial public offerings (IPOs) for their personal accounts.

            2. Limited Offerings and Private Placement Securities

            Access persons wishing to acquire beneficial ownership of securities in a limited offering must seek written approval from the CCO.

            In determining whether to grant the approval, the CCO will seek to determine whether or not the access person's acquisition of the security would preclude advisory clients from purchasing the same security. In addition, the CCO must determine that the investment was not being offered to the employee strictly by virtue of the employee's position at Hirayama Investments.

            If applicable, all records relating to the CCO's approval of employees' requests to invest in limited offerings and private placement securities shall be maintained in writing.

            3. Trading Limitation Specific to Fund Access Persons

            Fund Access Persons may not purchase or sell a security for their personal account(s) during the seven (7) calendar days before and after the day the same security has been traded within Hirayama Investments' investment company client portfolios.

            4. Restricted List

            The firm maintains a restricted list for equity securities. Equity securities are placed on the restricted list when a buy or sell recommendation is made in a Hirayama Investments equity investment strategy. Such equity securities remain on the restricted list from the initiation of the buy or sell recommendation for a period of not less than five business days and until all trades in client portfolios are executed. Hirayama Investments access persons are prohibited from trading any equity securities on the restricted list in their personal account(s).

            5. Same Day Trading

            All access persons are prohibited from trading in their personal account(s) on the same day that the firm trades in the same security for client accounts.

            6. Front Running

            An access person may not make trades of any security in a personal account while in possession of material, nonpublic information that Hirayama Investments will make, or intends to make, trades in client accounts in the same security. This unethical practice is front running and prohibited under this Code. All Hirayama Investments access persons are reminded that client accounts must be given priority over personal accounts.

         H. TRADE CONFIRMATIONS

            All Hirayama Investments access persons must direct the brokerage firm or firms where they have personal accounts or accounts in which they have a beneficial interest or control to send trade confirmations of every trade in such accounts to:

            Chief Compliance Officer
            Hirayama Investments, LLC
            301 Battery Street, Suite 400
            San Francisco, CA  94111

         I. REPORTING

            In order to maintain compliance with Rule 204A-1 under the Investment Advisers Act of 1940, Hirayama Investments must collect quarterly transaction reports and holdings reports, both initially upon employment and annually thereafter, from all access persons. Such reports must include transaction and holding information of the personal trading activities of the access persons.

            Rule 204A-1 specifically exempts from reporting accounts in which an access person has no direct or indirect control. Access persons must provide documentation evidencing their lack of direct or indirect control of such accounts to Hirayama Investments' Compliance Department.

            1. Initial and Annual Holdings Reports

            All new employees determined to be access persons shall submit to the firm's CCO a holdings report of every directly or beneficially owned or controlled account holding reportable securities within ten (10) days of beginning employment with Hirayama Investments. Such reports shall include the name, ticker symbol or CUSIP number, quantity and market value or principal amount of each reportable security. The information provided by the new access person must be current to within forty-five (45) days of starting employment with Hirayama Investments.

            On an annual basis, all current access persons must submit to the firm's CCO a holdings report of each account and account in which they have a beneficial interest holding reportable securities within forty-five (45) days of calendar year end. Such reports shall include the name, ticker symbol or CUSIP number, quantity and market value or principal amount of each reportable security.

            In lieu of either the initial or annual holdings reports, Hirayama Investments accepts brokerage statements for any access person's directly or beneficially owned or controlled accounts. For initial holdings reports, the brokerage statements provided must be for the most recent month end from the access person's start date. For annual holdings reports, the brokerage statements must be as of December 31 of the calendar year just ended.

            2. Quarterly Transactions Reports

            All access persons shall submit to the firm's CCO a report of every reportable security transaction in any directly owned or beneficially owned account. The quarterly transaction reports must be submitted within ten (10) days of the end of each calendar quarter. The report shall include the name and ticker symbol of the security; date and nature of the transaction, quantity or principal amount and the broker-dealer through which the transaction was effected.

            The quarterly transaction report shall also contain a declaration that the access person did not open any new accounts, or gain a beneficial interest or control, in any new accounts not previously disclosed to the firm's Compliance Department. Any such account must be disclosed separately from the quarterly transaction report immediately upon opening.

            At the end of each quarter, the Compliance Department will review each access person's personal trading against the trades made by the firm for client accounts to ensure compliance with the policies of this Code.

         J. VIOLATIONS

            The first instance that an access person violates the firm's policies regarding personal securities trading and insider trading, the access person will be required to confer with the CCO. The policies will be reviewed and the access person will be advised of the seriousness of the violation. The CCO will provide a report regarding the violation to Senior Management and the firm's Audit Committee.

            Upon a second violation, in addition to the above, the access person may not purchase equity securities for a period of one year from the date of notification of the violation. During the one year penalty period, sales of currently held equity securities are permitted.

            The penalty for a third violation will be determined by the Managing Member or CCO of the firm. Disciplinary action for a third violation may include dismissal.

            Hirayama Investments employees are expressly warned that violations of United States securities laws may result in criminal or civil prosecution by federal and/or state authorities.

VI.      CONFIDENTIAL INFORMATION

            A. GENERAL STATEMENT

            The operations of the firm and activities of clients are highly confidential. These matters are not to be discussed with anyone outside the firm, including family, friends and associates. Such confidential information will be disclosed only by properly authorized representatives of the firm in keeping with our policy to fully comply with the disclosure requirements imposed by law and the agencies that supervise and regulate the firm and our industry.

         B. CORPORATE INFORMATION

            Disclosure of lists of employee names or the firm's subcontractors, consultants and vendors or any other sensitive nonpublic corporate information to unauthorized persons is prohibited.

         C. CLIENT INFORMATION

            Information about our clients must be held in strict confidence. Any use of client information for personal gain by an employee, the family of the employee or friends of an employee is unethical.

            Under no circumstances may any information about the firm's clients be revealed, in the absence of valid legal process, without the knowledge and consent of the client.

         D. CLIENT ACCOUNTS

            An employee should not sign on behalf of clients' accounts, have access to clients' safe deposit boxes, nor otherwise represent clients in their affairs. This does not include situations in which an employee acts in an ownership capacity or signs on the accounts of members of his or her own family.

VII.     DISHONEST AND FRAUDULENT ACTS, CRIMINAL OFFENSES

            Employees convicted of a criminal offense (felony or misdemeanor) involving either dishonesty or a breach of trust will be terminated.

            Employees charged or convicted of other criminal offenses may be suspended or terminated depending on the severity and nature of the crime. This decision will be made by the Managing Member and CCO of the firm.

            Employees must immediately disclose to the firm's CCO any pending criminal charges against them as soon as such charges are filed.

VIII.    PERSONAL ACTIVITIES

         A. USE OF FIRM REPUTATION

            It is improper for an employee to use a corporate title, official stationery or the firm's name for personal non-job related purposes to add weight and authority to personal complaints or controversial matters. This prohibition also applies to involvement in political activities (discussed in detail below).

         B. USE OF FIRM SUPPLIES, TELEPHONE SERVICE AND TIME

            Except as provided immediately below, employees may not use firm supplies, computers or other equipment for personal non-job related purposes. Limited personal use of the firm's telephones, copying machines and computers is permitted subject to the provisions of firm policies.

            Employees should not use work time for conducting personal affairs, although there may be occasional exceptions. If these exceptions involve a significant amount of time or interfere with work schedules, the employee should first receive permission from his or her supervisor.

            Employees or clients may not promote or sell non-firm goods or services on firm time or at firm locations without prior approval of the Managing Member or CCO of the firm.

         C. PERSONAL FINANCES

            To ensure client confidence in the firm, employees should conduct their personal finances so as to avoid criticism of or adverse reflection on the employee or the firm.

         D. LOANS TO CO-WORKERS

            Employees are discouraged from lending to or borrowing from other staff members. Legitimate sales of property are not considered loans for purposes of this policy.

         E. BORROWING FROM CLIENTS OR SUPPLIERS

            Employees are not permitted to borrow from clients or suppliers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances without any special treatment as to interest rates, repayment terms, security and similar provisions. Employees are permitted to borrow from such clients or suppliers who are their relatives.

         F. LEGAL AND TAX ADVICE

            While our business transactions frequently have legal and tax implications for our clients, employees should not offer legal advice or tax advice to clients. The client should always be encouraged to consult with his or her own attorney or accountant.

         G. REFERRAL OF CLIENT TO PROFESSIONAL SERVICES

            Employees should not voluntarily offer to recommend an insurance broker, accountant, real estate agent, attorney or other professional advisor to a client without first being specifically requested by the client to do so. The client should always first be advised to consult with the client's own present legal or other professional advisor if he or she has one. If the client has none, then the employee may offer a recommendation, but only if and in every case, several names are given without in any way indicating favoritism.

         H. SPEECHES AND PUBLICATIONS

            As a general rule, employees should obtain the approval of their immediate supervisor prior to entering into any commitment to present a speech or prepare an article for publication which might be construed directly or indirectly as presenting the firm or the firm's position on any matter.

         I. RELATIONSHIPS WITH COMPETITORS

            Employees are expected to observe the highest standards of ethical conduct in relationships with competitors. It is firm policy to emphasize the quality and competence of our services and employees rather than to criticize those of our competitors.

            For legal and ethical reasons, employees are prohibited from entering into any arrangement with competitors for the purpose of setting or controlling prices, rates, trade practices or marketing policies.

            Employees are prohibited from disclosing to competitors future plans of the firm or other information which has not been disclosed generally to the public.

IX.      POLITICAL ACTIVITIES

            It is the firm's policy to support an awareness and interest in civic and political responsibility and to encourage individual participation in civic and political activities through voluntary action and involvement by its employees.

            However, since election to public office may require commitment of considerable time and involve permanence of location, an employee should not accept candidacies or accept appointment to public office without the prior approval of the Managing Member or CCO. Before becoming an appointee or candidate, going on the staff of a candidate or similar involvement in support of, or in opposition to, a ballot proposition, an employee should review the requirements of the applicable state's public disclosure laws, if they apply. Employees should contact an attorney if in doubt as to the provisions of such public disclosure laws.

            In all cases, employees seeking elective office or otherwise participating in political activities must do so in their individual capacity and not as representatives of the firm. In all such cases, neither the firm's name nor its address should be used in connection with advertisements, campaign materials or the collection of funds.

X.       VIOLATIONS AND WHISTLEBLOWER PROTECTION

            Hirayama Investments takes the potential for conflicts of interest very seriously. Therefore, Hirayama Investments requires all employees to promptly notify the CCO in the event they have any reason to believe that they may have failed to comply with, or become aware of another person's failure to comply with, the policies and procedures set forth in this Code. Upon review of the alleged violation of the Code, the CCO shall report his findings to the Managing Member if such review discovers that an actual violation has been committed.

            It is the policy of the firm that no adverse action or retaliation will be taken against any employee, a whistleblower, who becomes aware of a violation and reports the violation in good faith. Reports of violations will be held in confidence and disclosed only to those persons involved in investigating the violation.

            Hirayama Investments' Managing Member and CCO are aware of the difficulties that a whistleblower may encounter as a result of this requirement and shall take immediate action against any employee that retaliates against a whistleblower for reporting violations of this Code.

            In addition to violations of this Code, all employees must report to the CCO any non-compliance with applicable laws, rules, and regulations, fraud or illegal acts involving any aspect of the firm's business. This includes intentional or material misstatements in regulatory filings, internal books and records, client records or reports, activity that is harmful to clients and material deviations from required controls and procedures that safeguard clients and the firm.

            Aside from the penalties imposed on access persons specific to violations of this Code's policies on personal securities and insider trading as described above, a violation of other sections of this Code may result in disciplinary action at the discretion of the firm's Board of Directors, upon recommendation from the CCO and the firm's Senior Management.

            Such penalties may include, but are not limited to, a warning, disgorgement of unethical or illegal gains, suspension, demotion or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

APPENDIX


                              HIRAYAMA INVESTMENTS

                       CODE OF ETHICS AND BUSINESS CONDUCT


                               GUIDING PRINCIPLES

                  These Guiding Principles are intended to provide direction for decision-making and action by everyone involved with the firm. It is our belief that each of the following commitments is equally important.

COMMITMENT TO CLIENT

                  We are committed to providing excellence in service and education to our clients with the highest degree of confidentiality, integrity, trust and personal interaction. We strive to promote client satisfaction by offering quality service and products which are innovative and responsive to our clients' current and changing needs. We want our clients to know that they are being well served and cared about as individuals.

COMMITMENT TO EMPLOYEE

                  The firm is committed to maintaining an environment which encourages employees to grow professionally, to be creative and accepting of individual responsibility and to achieve the highest possible potential. The firm acknowledges its responsibility to employees to communicate honestly and openly, to state expectations clearly, to evaluate performance fairly and in a timely manner and to compensate equitably - all within a framework of equal opportunity for all employees.

COMMITMENT OF EMPLOYEE TO FIRM

                  As employees, we are committed to learn and follow established policies and objectives, conduct ourselves professionally and enhance the reputation of Hirayama Investments in the community. Recognizing the trust and confidence placed in us by our clients and community, we are committed to acting in every situation with the highest ethical standards in order to justify and preserve that confidence.

COMMITMENT OF EMPLOYEE TO EMPLOYEE

                  As employees, we are committed to treat one another with integrity, courtesy and mutual respect, to cooperate with one another, to recognize each other's unique skills and abilities and to help create an atmosphere characterized by open and honest communication within and across all levels of the firm. Such a climate is vital to maintaining individual initiative and the attainment of the firm's goals and objectives.

COMMITMENT TO THE COMMUNITY

                  Hirayama Investments is committed to be a good corporate citizen and a contributing member of the communities which we serve. We support community organizations and programs at the corporate level and by encouraging our employees to contribute their own time and talents to community organizations and projects of special interest to them. We consider social and environmental responsibilities in the conduct of our own affairs and on the part of those with whom we conduct business.

                                      A-2